Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

As independent registered public accountants, we hereby consent to the use of our report, which includes a paragraph about the Company’s ability to continue as a going concern, dated March 19, 2008, on the consolidated financial statements of Cellegy Pharmaceuticals, Inc. as of December 31, 2007 and 2006 and for the years ended December 31, 2007 and 2006 (and to all references to our Firm) included in or made a part of this Amendment  No. 2 to Registration Statement on Form S-4.

/s/ MAYER HOFFMAN MCCANN P.C.

MAYER HOFFMAN MCCANN P.C.

Plymouth Meeting, Pennsylvania
February 4, 2009